Exhibit 10.13

PRO-PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

(David Platt)

EMPLOYMENT AGREEMENT, made this 2nd day of January, 2004 (the “Effective Date”), between Pro-Pharmaceuticals, Inc., a Nevada corporation having an address of 189 Wells Avenue, Newton, Massachusetts 02459 (the “Company”), and David Platt, an individual residing at 12 Appleton Circle, Newton, Massachusetts 02459 (the “Executive”).

WHEREAS, the Executive is a founder of the Company and of its predecessor Massachusetts corporation of the same name and has been an employee of or otherwise engaged by the Company and its predecessor since the founding date of such Massachusetts corporation continuously until the Effective Date (such period of prior employment or engagement herein referred to as the “Prior Engagement”);

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and have been and will be integral to the success of the Company and thus the Company desires to secure the ongoing services of the Executive, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. Employment.

(a) The Company shall employ the Executive, and Executive agrees to be so employed, in the capacity of President and Chief Executive Officer of the Company. In such capacity, the Executive will have overall responsibility for the management of the Company. All employees will report directly to the Executive or his designee and the Executive will report directly to the Board of Directors of the Company (the “Board”). The Executive shall have the authority as Chief Executive Officer and President of the Company for all Company operational and strategic matters, subject to the general oversight of the Board. The Executive will render such business and professional services in the performance of his duties consistent with his position within the Company, as shall be assigned to the Executive by the Board.

(b) Executive’s services shall be performed in the Company’s Newton, Massachusetts offices, subject to such business travel as may be required from time to time.

(c) Executive shall serve as Chairman of the Board of Directors of the Company, subject to any required Board and/or shareholder approval.

2. Term of Agreement. This Agreement shall continue in full force and effect for the duration of Executive’s employment with the Company, except as this Agreement may be amended or superceded by written agreement of the parties hereto.

3. Salary; Expenses; Bonus.

(a) Base Salary. The Executive’s base salary for the period commencing on the date hereof will be not less than two hundred twenty thousand dollars ($220,000) per year payable on the Company’s regular payroll dates, less required withholdings. The Executive’s base salary shall be reviewed at least annually and is subject to merit increases in connection therewith. Such salary as in effect from time to time is herein referred to as the “Base Salary”.

(b) Bonus. The Executive shall be eligible for the following bonus compensation:

(i) Strategic Relationship. Upon consummation of a transaction with a pharmaceutical company expected to result in at least $10,000,000 of equity investment or $50,000,000 of royalty revenue to the Company or providing in the Board’s determination some other substantial benefit to the Company, (A) a cash bonus of at least $200,000, payable as the Board may determine, but not later than three (3) months after such consummation (a “Cash Bonus”), and (B) fully vested stock options to purchase at least 200,000 shares of the common stock of the Company (“Common Stock”) exercisable for ten (10) years at a purchase price not less than the fair market value of the Common Stock determined in good faith by the Board as of the date of grant (“Stock Options”).

(ii) IND. Upon approval by the Food and Drug Administration (“FDA”) of each investigational new drug application (“IND”) of the Company for commencement of human clinical trials, (A) a Cash Bonus of at least $100,000 and (B) fully vested Stock Options to purchase at least 100,000 shares of the Common Stock;

(iii) NDA. Upon approval by the FDA of each new drug application (“NDA”) for any drug or drug delivery candidate of the Company, (A) a Cash Bonus of at least $400,000 and (B) fully vested Stock Options to purchase at least 400,000 shares of the Common Stock; and

(iv) Annual Management Bonus. The Executive shall be eligible to receive a Cash Bonus upon achievement of reasonable goals specified by the Board. Such goals shall be set forth in writing by the Board prior to the close of the first quarter of each fiscal year of the Company with fifty percent (50%) of such goals to be dependent of Executive’s individual performance as an executive manager and/or scientist with respect to Subject Ideas and Inventions (as defined below) and fifty percent (50%) of such goals to be dependent on the Company’s performance determined by reference to objective criteria such as the market price of the Common Stock or meeting budgets approved by the Board.

All of such bonus compensation shall be payable or issuable to Executive so long as his business relationship is continuing at the time that the event triggering his right to such bonus compensation shall occur. At the discretion of the Board, while the Company is a “development stage company” as stated in its audited financial reports, the Company, in order to conserve its working capital, may elect to pay any cash bonus in equal installments of principal over a term not to exceed twenty-four months bearing interest not in excess of the prime rate stated in the Wall Street Journal as of the date of the grant of such bonus, such obligation to be evidenced by a promissory note reasonably satisfactory to the Executive.

(c) Automobile. The Company shall provide Executive with an automobile, consistent with the practices of the Company immediately prior to the Effective Date.

(d) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and appropriate or necessary out-of-pocket expenses incurred in connection with the Executive’s carrying out the Executive’s duties under this Agreement, in conformity with such procedures as the Company may establish from time to time. In addition, the Company will reimburse Executive for reasonable legal fees and disbursements incurred in connection with the negotiation, preparation and execution of this Agreement, up to a maximum amount of $10,000.

(e) Vacation. The Executive shall be entitled to six (6) weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

4. Benefits. The Executive will be entitled to life, disability and health insurance, vacation and other benefits commensurate with the Executive’s position in accordance with the Company’s standard employee benefits policies as in effect from time to time. The Executive has received a summary of the Company’s employee benefits as in effect as of the date hereof.

To the extent the Company obtains insurance with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance, the Executive shall be covered by such insurance to the same extent as other senior executives and directors of the Company.

The Company reserves the right to cancel or change the benefit plan and programs it offers to its Executive at any time, provided that the Company shall not cancel or reduce the benefits offered Executive under this Agreement.

5. Compliance with Company Policy. During this agreement, the Executive shall observe all Company rules and policies, including such policies as are contained in the Company policy and procedures manual as from time to time amended. The Executive has received a copy of the Company’s policy and procedures manual as in effect as of the date hereof.

6. Conflicting Employment. Executive may serve on corporate, civic, charitable boards, and engage in any other activities provided that such activities do not interfere or conflict with the performance of Executive’s duties or obligations under this Agreement.

7. Termination of Employment.

(a) Death. If Executive’s employment is terminated by reason of his death, the Executive’s estate shall be entitled to prompt payment for the Base Salary pro-rated through the event of death and a pro-rated bonus payment, based on the highest bonus amount paid to the Executive in any prior year. For a period of two (2) years after the event of death, the Executive’s spouse and eligible dependents shall be eligible for continued participation in the benefits to which the Executive and his eligible spouse and dependents were entitled pursuant to Section 4 hereof while the Executive was employed by the Company, and if the Company cannot include Executive’s family in any health plan subsequent to the termination of his employment,

Company shall provide Executive’s family, for not less than three (3) years following the effective date of his termination of employment, funding sufficient to obtain private health insurance coverage for Executive’s family that is substantially equal to the benefits available under the Company’s health insurance policy as in effect at the date of Executive’s death.

(b) Disability. If, as a result of the Executive incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Board, the Executive shall have been substantially unable to perform his duties hereunder for 90 days within any 180–day period, the Company shall have the right to terminate the Executive’s employment hereunder for “disability”. If Executive’s employment is terminated by reason of his disability, the Executive shall be entitled to prompt payment for the Base Salary pro-rated through the termination date and a pro-rated bonus payment, based on the highest bonus paid to the Executive in any prior year. The Company shall also provide the Executive with the excess, if any, of his full Base Salary over the amount of any long-term disability benefits that he receives through the Company plans for a period of two years, payable in accordance with the normal payroll practices of the Company. In addition, for a period of three (3) years after the date of termination, the Executive and the Executive’s spouse and eligible dependents shall be eligible for continued participation in the benefits to which the Executive and his eligible spouse and dependents were entitled pursuant to Section 4 hereof while the Executive was employed by the Company, and if the Company cannot include Executive in any health plan subsequent to the termination of his employment, Company shall provide Executive, for not less than three (3) years following the effective date of his termination of employment, funding sufficient to obtain private health insurance coverage for Executive and his family that is substantially equal to the benefits available under the Company’s health insurance policy as in effect at the date of Executive’s termination.

(c) For Cause. The Company shall have the right, upon written notice thereof to the Executive, to terminate the Executive’s employment hereunder if

(i) the Executive

(A) in the determination of the Board by a vote of two-thirds of its members has engaged in gross negligence or willful gross misconduct in the performance of the Executive’s duties hereunder and such conduct results in material and quantifiable damage to the Company;

(B) is convicted of a felony or other violation which in the reasonable judgment of by the Board could materially impair the Company from substantially meeting its business objectives; or

(C) is found by the primary auditor of the Company or other auditor engaged by the Audit Committee of the Board to have committed any act of fraud, misappropriation of funds or embezzlement with respect to the Company; and

(ii) except as to the matters referred to in clauses (B) or (C), within ninety (90) days (the “Cure Period”) after delivery of written notice from the Board stating with specificity the nature of the reason for an anticipated for-cause termination, the Executive fails to cure, or if the matter is not curable within the Cure Period the Executive fails, in the judgment of the Board, within the Cure Period to undertake diligently to cure such failure, refusal or negligence.

In the event of termination pursuant to this Section 7(c), the Executive shall be entitled to the payments and benefits set forth in Sections 3 and 4 hereof through the end of the Cure Period.

(d) For Good Reason. The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice of his intention to terminate for Good Reason, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within twenty (20) business days after receiving such notice (which 20-day period may be extended by written consent of the parties). Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chairman of the Board (which approval may be evidenced by written consent of the Board or minutes of a meeting at which the Executive was present and voted in favor of such minutes):

(i) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

(ii) any failure of the Company to comply with subsections (a) or (b) of Section 3 hereof in any material way;

(iii) a relocation of Executive’s principal office to a location more than twenty-five (25) miles from 189 Wells Avenue, Newton, Massachusetts;

(iv) the Company changes its line of business such that it is no longer principally engaged in activities related to development, manufacture, licensing or related commercialization of technology or drugs using carbohydrate chemistry to improve the efficacy and reduce the toxicity of drugs;

(v) any material breach of this Agreement by the Company; or

(vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

(e) Without Cause. In the event the employment of the Executive is terminated by the Company for any reason other than as stated in Section 7(a)-7(c), any such termination will be deemed for the purposes hereof to be “without cause”; provided, however, that voluntary resignation by the Executive for reasons other than Good Reason shall not constitute an event that entitles him to the severance set forth in subsection (f) below.

(f) Effect of Termination by Company Without Cause, or by Executive for Good Reason or After Change of Control. If the Executive’s employment is terminated by the Company without cause or by Executive for Good Reason or, in the event of any Change in Control, the Executive’s employment is terminated for any reason within twelve (12) months after such Change in Control (as hereinafter defined),

(i) the Executive shall be paid a lump sum equal to the sum of his Base Salary and accrued vacation pay through the effective date of such termination;

(ii) the Executive shall be paid (in accordance with the Company’s customary payroll practices for senior management) the Executive’s Base Salary for two (2) years after the effective date of such termination;

(iii) the Executive shall be paid the higher of $1,000,000, or three times the highest bonus amount paid to Executive during any prior fiscal year, such amount paid pursuant to this clause (iii) not to exceed $2,000,000;

(iv) the Executive shall be reimbursed for all expenses pursuant to Section 3 incurred through such effective date;

(v) the Executive shall continue to have during such post-employment period, to the extent permitted by law, the benefits to which the Executive and his eligible spouse and dependents were entitled pursuant to Section 4 hereof while the Executive was employed by the Company, and if the Company cannot include Executive and his family in any health plan subsequent to the termination of his employment, Company shall provide Executive, for not less than two (2) years following the effective date of his termination of employment, funding sufficient to obtain private health insurance coverage for himself and his family that is substantially equal to the benefits available under the Company’s health insurance policy as in effect at the date of Executive’s termination;

(vi) the Company shall provide at its expense a fully furnished office suitable for professionals for Executive’s exclusive use during such two-year post-employment period at a location not more than five (5) miles from the Executive’s residence;

(vii) the Company shall provide the automobile provided to the Executive prior to the effective date of the termination during such two-year post-employment period;

(viii) to the extent shares of the capital stock of the Company held by Executive are subject to repurchase rights by the Company, such right of repurchase will immediately be extinguished and Executive shall hold such shares free of any right by the Company to repurchase them; and

(ix) any option or other right to acquire securities of the Company, to the extent not fully vested, shall accelerate so that such option or other rights are immediately exercisable upon Executive’s termination.

For purposes of this Agreement, a Change of Control means the occurrence of any the following in connection with which the Executive has not in his sole discretion consented in writing to waive any or all of the severance provisions stated in subsection (f) above: (i) any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a “Transaction”), other than any Transaction the substantial purpose of which in the reasonable determination of the Board is equity or debt finance of the Company, as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company’s securities with voting power before such Transaction (provided, however, that any person who acquired voting securities of the Company in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or if the Company or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Company’s securities with voting power before such Transaction); (ii) a sale or other disposition of all or a substantial part of the Company’s assets, whether in one transaction or a series of related transactions; or (iii) individuals who on the Effective Date constitute the Board and together with any individual who becomes a director after such date (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i) or (ii) above) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were members of the Board on the Effective Date or whose election or nomination for election after the Effective Date was previously so approved, cease for any reason to constitute a majority of the Board.

(g) Gross-Up Payment for Golden Parachute Taxes. If it is determined that any payment by the Company to or for the benefit of Executive, under the employment agreement or otherwise, would be subject to the federal excise taxes imposed on golden parachute payments, the Company will make an additional payment to Executive (the “Gross-Up Payment”) in an amount sufficient to cover (a) any golden parachute excise tax payable by Executive, (b) all taxes on the Gross-Up Payment, and (c) all interest and/or penalties imposed with respect to such taxes.

(h) Survival of Obligations. The obligations of the Company and the Executive set forth in Section 3(b) (reimbursement of expenses), in this Section 7, Section 8 (indemnification), Section 9 (confidentiality), Section 10 (assignment of inventions), Section 11 (return of property), Section 12 (non-solicitation), Section 13 (scientific collaboration), Section 14 (non-competition), and Section 15 (publications) will survive the termination of Executive’s employment hereunder, whether with or without cause or for Good Reason.

8. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of The Commonwealth of Massachusetts, against all cost, expense, liability and loss (including, without limitation, reasonable attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 business days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 8(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

9. Confidential Information.

(a) Company Information. The Executive agrees at all times during the term of the Executive’s employment or other involvement with the Company and thereafter for ten (10) years to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to, or permit the use by, any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company. The Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how or other business information disclosed to the Executive by the Company, including information acquired during or prior to the Executive’s Prior Engagement and disclosed to Executive, either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, including, but not limited to:

(i) medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, innovations, ideas, designs, creations, writings, books and other works of authorship, discoveries, improvements, data, formats, projects and research projects;

(ii) information about costs, profits, markets, sales, contracts and lists of customers, and distributors, business, marketing, and strategic plans; forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive, whether alone or in conjunction with others, and related in any manner to the business of the Company; and

(iii) employee personnel files and compensation information.

The Executive further understands that Confidential Information does not include any of the foregoing items which (A) has become publicly known or made generally available to the public through no wrongful act of the Executive, (B) has been disclosed to the Executive by a third party having no duty to keep Company matters confidential, (C) has been developed by the Executive independently of employment by the Company, (D) has been disclosed by the Company to a third party without restrictions on disclosure, or (E) has been disclosed with the Company’s written consent. The Executive further agrees that all Confidential Information shall at all times remain the property of the Company.

(b) Third Party and Former Employer Information. The Executive agrees that the Executive will not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Future Third Party Confidential Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

(d) Prior Actions and Knowledge. The Executive represents and warrants that from the time of the Executive’s first contact with the Company the Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

10. Inventions.

(a) Inventions Retained and Licensed. Attached hereto, as Exhibit A, is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by the Executive prior to the Executive’s employment or first contact with the Company (collectively referred to as “Prior Inventions”), (A) which belong to the Executive, (B) which may relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of the Executive’s employment with the

Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Assignment of Subject Ideas and Inventions. All right, title and interest in and to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by the Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire. The Executive shall take all actions deemed necessary by the Company to protect the Company’s rights therein. In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that the Executive should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, the Executive shall assign to the Company, without further consideration, his entire right, title and interest in and to each and every such Subject Idea and Invention. For purposes of this Agreement, the term “Subject Ideas and Inventions” includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, patent applications, copyrights, copyrightable works, products, marketing and business ideas, to the extent that any of the same would be Competing Products (as defined below) if owned by any third person or organization, and all improvements, know-how, data, rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which the Executive may, during the Prior Engagement, on or after the Effective Date until the date of the termination of employment hereunder and for the period in which the Company pays any Base Salary in connection with a termination described in Section 7 hereof, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company, to the extent that any of the same would be Competing Products if owned by any third person or organization. Notwithstanding the foregoing, nothing in this paragraph shall assign, or offer to assign, any of Executive’s rights in any invention developed entirely by Executive on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.

(c) Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Subject Ideas and Inventions made by the Executive (solely or jointly with others) during the term of the Executive employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(d) Disclosures. During the term of his employment, Executive shall disclose (such disclosure to be received in confidence) all information and records pertaining to any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, patent applications, copyrights, copyrightable works, products, marketing and business ideas (“Intellectual Property Items”) that Executive believes are not Subject Ideas and Inventions, but that Executive has conceived, developed, or reduced to practice during the term of his employment. If, after examination of the information, the Company has a good faith belief that the Intellectual Property Items are Subject Ideas and Inventions, the Company shall have the right to ask the Company’s Scientific Advisory Board to make a determination as to whether the Intellectual Property Items are Subject Ideas and Inventions. If the Scientific Advisory Board determines that the Intellectual Property Items are Subject Ideas and Inventions, the Executive shall have the right to refer the dispute to an outside arbitrator with suitable scientific expertise, with such arbitrator’s decision to be binding on both parties. If the parties cannot agree on an arbitrator, each party shall select one arbitrator who will select a third-party arbitrator to make the determination.

(e) Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Subject Ideas or Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Subject Ideas and Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(f) Right of Reversion. At Executive’s reasonable discretion, the Executive with written notice identifying the invention may require the Company to assign all rights, title and interest in and to any invention within the Subject Ideas and Inventions back to Executive at any time after three (3) years after date of the assignment to the Company if the Company fails to exploit such invention. For purposes of this paragraph, Company shall be deemed to have exploited an invention if Company files, or in the reasonable determination of the Board has undertaken substantial effort to file, an investigational new drug application (“IND”) using such invention or if it enters into a strategic relationship with another entity that depends on such invention.

(g) No Use of Name. The Executive shall not at any time use the Company’s name or any of the Company trademark(s), service mark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

11. Return of Company Property. The Executive agrees that, at any time upon request of the Company, and in any event at the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company.

12. Non-Solicitation. The Executive agrees that the Executive shall not during the Executive’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive for any reason, or for such longer period, if applicable, during which the Company pays Base Salary pursuant to Section 7(f)(ii) in connection with employment termination described in Section 7(f), (i) either directly or indirectly solicit or take away, or attempt to solicit or take away employees of the Company, either for the Executive’s own business or for any other person or entity, or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

13. Scientific Collaboration. Nothing in this Agreement shall prohibit Executive from collaborating with Anatole A. Klyosov, Maureen Foley or Eliezer Zomer regarding scientific research as long as such collaboration does not relate to Competing Products, whether or not Executive is currently employed by the Company, provided such collaboration is off-site of any Company premises and outside normal business hours. Company further agrees that, in consideration of the promises of Executive set forth in paragraph 12, it will not in any way limit the rights of Anatole A. Klyosov, Maureen Foley or Eliezer Zomer to collaborate or otherwise engage in scientific research with Executive should Executive leave or be terminated by the Company for any reason, so long as such collaboration or research does not relate to Competing Products and is off-site of any Company premises and outside normal business hours.

14. Covenants Against Competition.

(a) Definitions. For the purposes of this Section:

(i) “Competing Product” means any product, process, or service of any person or organization other than the Company, in existence or under development, which to a significant degree directly competes with the Company’s current or contemplated business or activities or the Company’s actual or demonstratably anticipated research or development involving carbohydrate compounds enabling targeted drug delivery.

(ii) “Competing Organization” means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

(b) Non-Competition. As a material inducement to the Company to employ or continue the employment of the Executive, and in order to protect the Company’s Confidential Information and good will, the Executive agrees to the following stipulations:

(i) For (A) a period of six (6) months after termination of the Executive’s employment with the Company by the Company with cause or (B) for the period during which the Company pays post-employment Base Salary pursuant to Section 7(f)(ii) in connection with employment termination described by Section 7(f), the Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Executive had any contact as a result of the Executive’s employment.

(ii) For (A) a period of six (6) months after termination of the Executive’s employment with the Company by the Company with cause or (B) for the period during which the Company pays post-employment Base Salary pursuant to Section 7(f)(ii) in connection with employment termination described by Section 7(f), the Executive will not (A) render services directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization other than up to one percent of the outstanding securities that are not “restricted securities” (as defined in Rule 144 under the Securities Act of 1933) of an publicly-traded Competing Organization.

(c) Modification of Restrictions. The Executive agrees that the restrictions set forth in this Section are fair and reasonable and are reasonably required for the protection of the interests of the Company. However, should an arbitrator or court nonetheless determine at a later date that such restrictions are unreasonable in light of the circumstances as they then exist, then the Executive agrees that this Section shall be construed in such a manner as to impose on the Executive such restrictions as may then be reasonable and sufficient to assure Company of the intended benefits of this Section.

15. Publications. The Executive agrees that the Executive will not less than twenty (20) business days in advance of submission of information related to carbohydrate chemistry for publication provide the Company with copies of all writings and materials which the Executive proposes to publish during the term of the Executive’s employment and for two years thereafter. The Executive also agrees that the Executive will, at the Company’s request, cause to be deleted from such writings and materials any information disclosing Confidential Information. The Company’s good faith judgment in these matters will be final. At the Company’s sole discretion, the Executive will also, at the Company’s request, cause to be deleted any reference whatsoever to the Company from such writings and materials.

16. Equitable Remedies. The Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 9, 10, 11, 12 and 14 herein. Accordingly, at the sole discretion of the Company, the Executive agrees that if the Executive breaches any of such Sections, the Company will have, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement and, if it prevails in such a proceeding, the right to recover from the Executive the costs and expenses thereof, including reasonable attorneys’ fees.

17. Representations and Warranties of Executive. The Executive represents and warrants as follows: (i) that the Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) that the Executive has not entered into, nor will the Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

18. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(b) No Waiver. The failure of either party to require strict compliance with the terms of this agreement in any instance or instances will not be deemed a waiver of any such term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

(c) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign the Executive’s obligations under this Agreement. The Company may not assign its obligations under this Agreement, except with the prior written consent of the Executive.

(d) Notices. Any notices or other communications provided for hereunder may be made by telecopier, first class mail or express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established for notices, and any notices or other communications sent by first class mail shall be considered to have been made when posted. The parties telecopier numbers are as follows: Company - (617) 928-3450; Executive - (617) 928-3450.

(e) Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

(f) Captions; Interpretation. Captions of sections herein are for convenience only and are not intended to cover all matters therein. Any pronoun or other gender-linked term shall in each case refer, as applicable, to the masculine, feminine or neuter. Any defined term shall include its singular or plural form or other part of speech.

(g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its principles on conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

PRO-PHARMACEUTICALS, INC.

By:	/s/ Charles F. Harney
Charles F. Harney
Chief Financial Officer

Witness:

/s/ Maureen Foley	/s/ David Platt
David Platt

Exhibit A

List of Prior Inventions

and Original Works of Authorship

Title	Date	Identifying Number or Brief Description

* Composition and Method For Controlling Fungal Disease in Plants	9/12/97	08/928,370

* Tumor Derived Carbohydrate Binding Protein	8/6/97	08/908,145

* Modified Pectin	3/1/93	09/024,487

* Immunotherapeutic Agent	8/1/93	08/087,628

* Pectin Derived Therapeutic Material	3/18/97	08/819,356

* Enhancement of Delivery of Radioimaging And Radio Protective Agents	10/7/98	09/167,685

* Reagent For Tumor Therapy And/or Imaging	11/18/98	09/195,341

* Delivery System for Gene Therapy	2/2/99	60/118,244

** Tumor Derived Carbohydrate Binding Protein	10/28/97	5,681,923

** Immunotherapeutic Agent	6/18/96	5,527,770

** Immunotherapeutic Agent	6/2/98	5,759,992

** Composition and Method for Treating Fungal Disease in Animals	4/6/99	5,891,861

*	As listed in Appendix A - Second Amendment to the License Agreement, dated January 7, 1994, between International Gene Group, Inc., a Michigan corporation and Dr. David Platt (the “IGG License Agreement”) listing pending patent applications.
**	As listed in Appendix A - Second Amendment to the IGG License Agreement listing granted U.S. patents.